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                                                                     EXHIBIT 5.1


                           (Letterhead of Carey Olsen)

Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey


March 31, 2004


Dear Sirs

RE: REGISTRATION STATEMENT ON FORM F-3

The following opinion is furnished to you in connection with the filing by Amdocs Limited, a corporation organised under the laws of Guernsey, Channel Islands (the "Company"), of its registration statement on Form F-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration for resale of 560,777 of its ordinary shares, (pound)0.01 par value (the "Shares"), issued to the former stockholders of XACCT Technologies Ltd.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Articles of Association and Memorandum of Association of the Company.

Based upon such examination, we are of opinion that:

     1. The Company has been duly organized and validly exists as a corporation under the laws of Guernsey, Channel Islands.

     2. Each of the Shares has been validly issued, is fully paid and is non-assessable.

We express no opinion on any law other than the law of Guernsey as at the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours sincerely


/s/  Carey Olsen
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Carey Olsen